Exhibit 99.1

International Rectifier Elects New Board Members

EL SEGUNDO, Calif. —(BUSINESS WIRE)—February 14, 2008—International Rectifier Corporation (NYSE:IRF) today announced the election of Oleg Khaykin, International Rectifier’s newly appointed Chief Executive Officer, and Richard J. Dahl to its Board of Directors.

Mr. Dahl, 56, has since 2004 served as a Director of the NYSE listed IHOP Corporation where he presides as Chairman of the Audit Committee and was Chairman of the Special Committee of the Board formed to oversee IHOP’s successful bid to acquire Applebee’s International.  From 2002 to 2007, he was employed by the Dole Food Company.  He held various executive level positions with Dole including President, Chief Operating Officer and Director from 2004 to 2007 and Senior Vice President, Chief Financial Officer and Director positions from 2002 to 2004. Prior to his work at Dole, Mr. Dahl was President and Chief Operating Officer of NYSE listed Bank of Hawaii Corporation.

“As an accomplished leader with extensive managerial and financial experience and expertise, Richard will be a strong addition to our board,” said International Rectifier’s Lead Director Jack Vance.  “His unique and broad perspective on driving operational excellence and international growth, and his deep understanding of finance and audit will greatly benefit the Board in addition to the entire IR organization.”

Mr. Dahl was elected to serve with a Board term expiring at the company’s 2008 annual meeting.  Mr. Khaykin, 43, appointed Chief Executive Officer effective March 1, 2008, was elected to serve with a Board term expiring at the company’s 2009 annual meeting.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “will,” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including those related to the ongoing investigation conducted by independent legal counsel retained by the Audit Committee of the Board of Directors, and the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

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Company contact:

Investors

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

Media

Graham Robertson

310.726.8512